EXHIBIT 107
Calculation of Filing Fee Tables

424(b)5
(Form Type)

Axos Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate offering price of this offering is $150,000,000.